Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement (hereinafter “Agreement”) is made, entered into and executed by and between Robert W. Manly, IV (hereinafter “Executive”) and Premium Standard Farms, Inc., its past or present parents, subsidiaries, affiliated entities, officers, directors, partners, principals, shareholders, agents, employees, contractors, attorneys, representatives or assignees (hereinafter the “Company”).
     Whereas, Executive and the Company executed an Employment Agreement dated May 10, 2005, which Employment Agreement set for the terms and conditions of Executive’s employment as President and Chief Operating Officer of the Company. A true and correct copy of the Employment Agreement is attached hereto as Exhibit A.
     Whereas, Executive has tendered his voluntary resignation to, and has terminated his employment with, the Company, and has stated his intention to be employed by Smithfield Foods, Inc. in the capacity of Executive Vice-President.
     Whereas, Executive acknowledges and agrees that Smithfield Foods, Inc. is a Competitor of the Company as defined in the Employment Agreement in that it is engaged in the meat processing or meat production industry.
     Whereas, Executive acknowledges and agrees that his employment with Smithfield Foods, Inc. will violate and breach Section 8(d) of the Employment Agreement, which prohibits Executive from taking a Competitive Position (as defined in the Employment Agreement) with a Competitor.
     In consideration of the promises, agreements and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:
     1. Resignation Without Good Cause. Executive acknowledges and agrees that he has tendered his voluntary resignation, on his own initiative, from his position as President and Chief Operating Officer of the Company and that he has terminated his employment with the Company effective July 7, 2006 (hereinafter the Date of Termination). Executive agrees that his termination of his employment is “without Good Reason,” as defined in the Employment Agreement.
     2. The Non-disclosure, Non-Solicitation of Customers and NonSolicitation of Personnel Provisions of the Employment Agreement. Executive agrees that he will not violate and will at all times and for all purposes abide by the Non-disclosure, Non-Solicitation of Customers and Non-Solicitation of Personnel covenants contained in Sections 8(c ), (e) and (f) of the Employment Agreement while employed by Smithfield Foods, Inc., or for or on behalf of himself or any other entity, for a period of eighteen months from and after July 7, 2006.

     3. Amendment of Section 8(d) of the Employment Agreement: Executive and the Company agree that Section 8(d) of the Employment Agreement shall be amended to provide as follows:
     (d) Non-Competition. The Executive agrees that, while employed with the Company, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, take any action in furtherance of or in conjunction with a Competitive Position with a Competitor of the Company. The Company and Executive acknowledge that Executive will be employed by a Competitor of the Company following his voluntary resignation from the Company, provided, however, that for a period of eighteen months after his Date of Termination, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, directly or indirectly, contact, solicit, divert or appropriate, any hog suppliers or contract hog growers with whom the Company does or has done business or from whom the Company has actively sought business.
     4. Other Terms and Conditions of the Employment Agreement. All other terms and conditions of the Employment Agreement remain unaltered by this Agreement.
     5. Successors and Assigns; Severability. This Agreement shall inure to the benefit of and be binding upon Executive and the Company and their respective heirs, successors, trustees, transferees and assigns. If any one or more of the provisions of this Agreement as applied to any party or any circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited, shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision shall have never been contained herein.
     6. Governing Law. The laws of the State of Missouri shall govern the enforcement of this Agreement both as to interpretation and performance without regard to any conflicts of laws analysis.
     7. Release. Executive releases and forever discharges the Company, each past or present parent, subsidiary, affiliated entity, officer, director, partner, principal, shareholder, agent, employee, contractor, attorney, representative or assignee, from any and all causes of action, claims, demands, grievances, costs and expenses, whether known or unknown, arising out of or in any manner related to, Executive’s employment with the Company and his resignation from the Company, including, but not limited to, claims which could have been asserted, under federal, state, or local constitution, law, regulation, ordinance, common law or contract, that in any way relate to Executive’s employment or termination of employment, wages, employment benefits, benefit plans, contracts, agreements or promises, express or implied, tort claims, tortious interference claims or any term or condition of Executive’s employment. Executive further agrees not to initiate any legal proceeding relating to any matter released herein. Executive and the Company agree that nothing in this Section 7, nor in this Agreement, shall affect Executive’s option to elect a continuation of benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), or his entitlement to ten (10) days of vacation pay and any unpaid portion of Executive’s Base Salary through the Date of Termination.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound and to so bind their respective representatives, successors and assigns, set their hands on the date written immediately below.

ROBERT W. MANLY, IV

/s/ Robert W. Manly, IV

Dated:	7/7/06

PREMIUM STANDARD FARMS, INC.

By:	/s/ John M. Meyer

Title:	CEO

Dated:	7/7/06